Exhibit 10.1

GRAMERCY CAPITAL CORP.

420 Lexington Avenue

New York, New York 10170

April 16, 2008

Hugh F. Hall

69 Calhoun Drive

Greenwich, CT  06831

Dear Hugh:

GKK Manager LLC (“GKK Manager”) and you are parties to an Employment and Noncompetition Agreement entered into between you and GKK Manager on July     , 2004 (the “Employment and Noncompetition Agreement,” attached at Exhibit A) which also provides for certain obligations between you and Gramercy Capital Corp. (“Gramercy”).  As you know, the Original Term (as defined in the Employment and Noncompetition Agreement; all terms used and not defined herein shall be as defined in the Employment and Noncompetition Agreement) was to have expired on August 2, 2008 (the “Initial Expiration Date”).  This letter shall reflect the mutual agreement between Gramercy and you to terminate all positions you may have with Gramercy effective on April 16, 2008.  This letter also sets forth the agreement (the “Agreement”) between you and Gramercy for ending your relationship, including releasing Gramercy and related persons or entities from any claims and permitting you to receive a continuation of certain benefits.  Specifically, you are agreeing to resign from your positions now, and Gramercy is agreeing to continue to provide for the vesting of equity that you would otherwise have received had you continued working through August 2, 2008.

With those understandings, you and Gramercy agree as follows:

1.                                       Resignation from Employment

You are resigning from any and all positions that you hold with Gramercy, as an officer, director or otherwise, effective on April 16, 2008 (the “Resignation Date”).

2.                                       Equity Awards

All equity awards that you received from Gramercy (“Gramercy Equity Awards”), including without limitation, all options to purchase shares of Gramercy common stock, restricted shares of Gramercy common stock and LTIP Units in GKK Capital LP, that are to vest on or before the Initial Expiration Date will vest:  (a) with respect to all Gramercy Equity Awards other than options to purchase shares of Gramercy common stock, on the date for which they are currently provided so long as you have not breached your agreements hereunder through such date and (b) with respect to options to purchase shares of Gramercy common stock, on the Effective Date, and all other Equity Awards shall lapse on the Resignation Date and will not be exercisable.

You acknowledge that the chart attached as Exhibit B contains a complete listing of all outstanding Gramercy Equity Awards that are vested as of the date hereof and that will vest on or prior to the Initial Expiration Date in accordance with this Agreement.  You agree that all Gramercy Equity Awards that are not listed as vested on Exhibit B are forfeited as of the Resignation Date.

Except for the provisions relating to the vesting and forfeiture of the Equity Awards, this Paragraph 2 is not intended to modify in any respect the terms of your Equity Awards.

3.                                       Tax Treatment

Gramercy shall withhold from any compensation or benefits payable under this agreement all Federal, State, City, or other taxes as shall be required or determined in good faith to be necessary pursuant to any law or governmental regulations or rulings.  Nothing in this Agreement shall be construed to require Gramercy to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

4.                                       Confidentiality; Prohibited Activities

You acknowledge that the Employment and Noncompetition Agreement contains certain obligations in Section 8 (Confidentiality; Prohibited Activities) that survive the termination of your service as an officer of Gramercy, including without limitation Section 8(a) (Confidentiality), 8(b)(i) (Noncompetition), 8(b)(ii)(Nonsolicitation), 8(d) (Return of Employer Property); 8(e) (No Disparagement), 8(g) (Transition), and 8(h) (Cooperation with Respect to Litigation) continue in full force and effect and remain binding obligations on your part to be performed; provided, however, that: (a) your obligations not to compete with Gramercy, contained in Section 8(b)(i) of the Employment and Noncompetition Agreement, are waived for the period beginning 12 months after the Resignation Date (the “Outside Date”) provided that and so long as you have not breached your agreements hereunder during such period and (i) for the period from the Resignation Date through the Initial Expiration Date, you do not solicit or respond to any inquires from any parties who are borrowers, counterparties, brokers or other persons participating in the arrangement of any loans or investments held or proposed to be held by Gramercy as of the Resignation Date, (ii) for the 12-month period following the Resignation Date, you do not solicit or respond to inquires from any parties for the purpose of refinancing, making or participating in any loans or investments held or proposed to be held by Gramercy as of the Resignation Date, including not soliciting or responding to inquiries concerning, or acquiring or participating in the acquisition (directly or indirectly) of any securities issued by Gramercy or its affiliates, including preferred stock, trust preferred securities or bonds issued in connection with collateralized debt obligations or other securitization vehicles, and (iii) you do not solicit or respond to inquires from any parties for the purpose of refinancing any loans or investments held or proposed to be held by Gramercy as of the Resignation Date; and (b) you agree that the term of your obligations set forth in Section 8(b)(ii) will be extended through the date that is 30 months after the Resignation Date.  Notwithstanding the foregoing, this Agreement shall not be deemed to prohibit you from soliciting or responding to inquiries from banks, insurance companies, investment banks, loan brokers or financial advisors regarding potential financing or investments that would not violate (i),  (ii) or (iii) above, unless such parties represent counterparties to any investments held by Gramercy. You acknowledge all of these continuing obligations and agree to abide by them as provided in the Employment and Noncompetition Agreement as modified herein.

5.                                       Mutual Release of Claims

(a)           By You

In consideration for, among other terms, the payments and benefits described in Paragraph 2, some of which you acknowledge you would otherwise not be entitled to, you voluntarily release and forever discharge Gramercy, its affiliated and related entities, its predecessors, successors and assigns, and its employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

•	relating to your service as an officer of Gramercy;
•	of wrongful discharge;
•	of breach of contract, including but not limited to the Employment and Noncompetition Agreement;
•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964);

•	under any other federal or state statute;
•	of defamation or other torts;
•	of violation of public policy;
•	for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect (i) your rights under this Agreement, (ii) your vested rights in any 401(k) plans in which you participated during your employment, (iii) your continuing rights to indemnification, if any, under the terms of Paragraph 4 of the Employment and Noncompetition Agreement, or (iii) your right to seek damages of any kind for any act of fraud, misappropriation of funds, embezzlement or any other action with regard to Gramercy by any other officer of Gramercy that constitutes a criminal act under any federal or state statute.

You agree that you shall not seek or accept damages of any nature, other equitable or legal remedies for your own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Agreement.  As a material inducement to Gramercy to enter into this Agreement, you represent that you have not assigned to any third party and you have not filed with any agency or court any Claim released by this Agreement.

(b)                                 By Gramercy

In consideration for, among other terms, your release of Claims pursuant to Paragraph 5(a), Gramercy, on behalf of itself and the Releasees, voluntarily release and forever discharge you generally from all Claims that, as of the date when Gramercy signs this Agreement, Gramercy has, ever had, now claims to have or ever claimed to have had against you, including, without limitation, all Claims relating to your service as an officer of Gramercy, except that this release shall not apply to any act of fraud, misappropriation of funds, embezzlement or any other action with regard to Gramercy that constitutes a criminal act under any federal or state statute committed or perpetrated by you during the course of your service as an officer of Gramercy.

6.                                       Communications Regarding Your Separation

Gramercy will issue a press release announcing your resignation as part of a reorganization of Gramercy’s senior executive team.  Each of the parties to this Agreement agree that it will not make any written or oral statements regarding the termination of your employment or other business relationship with Gramercy that are inconsistent with the terms of the such press release.   The obligations set forth in this Paragraph 6 shall not in any way affect the obligations as otherwise set forth in this Agreement or the Employment and Noncompetition Agreement.

7.                                       Suspension or Termination of Payments

In the event that you fail to comply with any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach Gramercy shall have the right to terminate or suspend its payments to you under this Agreement.  The termination or suspension of such payments in the event of such breach by you will not affect your continuing obligations under this Agreement.  Notwithstanding the foregoing, this provision shall not apply to the extent that your breach of this Agreement consists of initiating a legal action in which you contend that the release set forth in Paragraph 5(a) is invalid, in whole or in part, due to the provisions of 29 U.S.C. § 626(f).

8.                                       Legal Representation

This Agreement is a legally binding document and your signature will commit you to its terms.  You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

9.                                       Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of Gramercy.

10.                                 Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any paragraph of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.                                 Waiver

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12.                                 Enforcement

(a)           Jurisdiction.  You and Gramercy hereby agree that the Supreme Court of the State of New York and the United States District Court for the Southern District of New York shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement.  With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

(b)           Relief.  You agree that it would be difficult to measure any harm caused to Gramercy that might result from any breach by you of your promises set forth in Paragraphs 4 and 5(a), and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under

Paragraphs 4 and/or 5(a), Gramercy shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to Gramercy and without the necessity of posting a bond.  In the event that litigation is commenced by either party to enforce the terms of this Agreement, the prevailing party shall be entitled to have its reasonable attorneys’ fees and costs reimbursed by the other party.  In addition, in the event that you breach any portion of Paragraph 4, you agree that the restrictions and obligations of Paragraph 4 shall remain in effect for the period of such breach notwithstanding the period provided for by those restrictions and obligations and you further agree that the same restrictions shall apply for an equal period of time commencing effective upon the cessation of any such breach.

13.                                 Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the State of New York, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or Gramercy or the “drafter” of all or any portion of this Agreement.

14.                                 Entire Agreement

This Agreement constitutes the entire agreement between you and Gramercy.  This Agreement supersedes any previous agreements or understandings between you and Gramercy, including but not limited to the Employment and Noncompetition Agreement attached at Exhibit A, except for those obligations contained in Section 4 of the Employment and Noncompetition Agreement as referenced in Paragraph 5(a), above, and those obligations contained in Section 8 of the Employment and Noncompetition Agreement as referenced and modified in Paragraph 4, above, which remain in full force and effect.

15.                                 Time for Consideration; Effective Date

You have the opportunity to consider this Agreement for twenty-one (21) days before signing it.  To accept this Agreement, you must return a signed original of this Agreement so that it is received by the undersigned at or before the expiration of this twenty-one (21) day period.  If you sign this Agreement within less than twenty-one (21) days of the date of its delivery to you, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period.  For the period of seven (7) days from the date when this Agreement becomes fully executed, you have the right to revoke this Agreement by written notice to the undersigned.  For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) day revocation period.  This Agreement shall not become effective or enforceable during the revocation period.  This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

16.                                 Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original of this letter within the time period set forth above.

Very truly yours,

GRAMERCY CAPITAL CORP.

By:	/s/ Marc Holliday
Marc Holliday
Chief Executive Officer

April 16, 2008
Date

Enclosures:

Exhibit A: Employment and Noncompetition Agreement
Exhibit B: Summary of Vested Equity Awards

You are advised to consult with an attorney before signing this Agreement. The foregoing is agreed to and accepted by:

/s/ Hugh F. Hall	April 16, 2008
Hugh F. Hall	Date

Exhibit B: Summary of Vested Equity Awards

The following sets forth a complete listing of all of your outstanding Gramercy Equity Awards that are vested as of April 16, 2008 and would vest if you remained employed through August 2, 2008:

Gramercy Stock Options

Grant Date	Number of Shares	Exercise Price	Shares Vested as of April 16, 2008	Shares to be Vested as of August 2, 2008
12/31/2007	15,000	24.31	5,000	5,000
1/2/2007	25,000	30.89	8,333	8,333
4/20/2005	16,667	19.85	8,333	16,667
8/2/2004	62,500	15.00	31,250	62,500

Gramercy Restricted Stock

Grant Date	Number of Shares	Shares Vested as of April 16, 2008	Shares to be Vested as of August 2, 2008
12/31/2007	10,000	3,333	3,333
1/2/2007	30,000	17,481	17,481
8/2/2004	25,000	18,750	25,000

GKK Capital LP LTIP Units

All LTIP Units in GKK Capital LP previously granted will be forfeited.